Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2017
THIRD QUARTER RESULTS

Increases Fiscal 2017 Estimated EPS Range

Declares Quarterly Cash Dividend of $0.21 Per Share

OSHKOSH, WI — (August 2, 2017) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2017 third quarter net income of $128.6 million, or $1.69 per diluted share, compared to $84.2 million, or $1.13 per diluted share, in the third quarter of fiscal 2016. Results for the third quarter of fiscal 2017 included after-tax charges of $11.2 million associated with previously announced restructuring actions in the access equipment segment. Excluding these charges, fiscal 2017 third quarter adjusted(1) net income was $139.8 million, or $1.84 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2017 were $2.04 billion, an increase of 16.6 percent. All segments reported increased sales, led by the defense segment.

Consolidated operating income increased 44.3 percent to $211.9 million, or 10.4 percent of sales, in the third quarter of fiscal 2017 compared to $146.8 million, or 8.4 percent of sales, in the third quarter of fiscal 2016. Excluding $10.6 million of pre-tax restructuring-related charges in the access equipment segment, adjusted(1) operating income in the third quarter of fiscal 2017 was $222.5 million, or 10.9 percent of sales. The increase in adjusted(1) operating income was primarily the result of higher sales, improved pricing in the fire & emergency segment and improved product mix.

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

-more-

“We are pleased to report another quarter of strong performance highlighted by growth in revenue, operating income and earnings per share in our fiscal third quarter,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “We delivered increased sales in all four segments, driving revenue growth of 16.6 percent and adjusted(1) operating income growth of 51.6 percent. This resulted in adjusted(1) earnings per share of $1.84, greatly exceeding our fiscal 2016 third quarter results.

“This was a strong quarter by many measures of performance and we are proud of the way our team members are executing in this, our 100th year as a company. In particular, our access equipment and fire & emergency segments reported stronger than expected results in the quarter and all of our non-defense segments ended the period with higher year over year backlogs. Additionally, our defense team worked hard to deliver M-ATVs in support of a large international order that extends into the first quarter of fiscal 2018. They are also on track delivering JLTVs to the U.S. Department of Defense that are being driven and tested daily to support the government’s Low Rate Initial Production schedule as the program ramps up over the next several years.

“As a result of our strong performance and positive outlook for the remainder of fiscal 2017, we are increasing our expectations for fiscal 2017 earnings per share to be in a range from $3.33 to $3.43, or $3.80 to $3.90 on an adjusted(1) earnings per share basis. We look forward to delivering strong fiscal 2017 performance and believe we are well positioned for fiscal 2018, as evidenced by our strong backlogs, positive sentiment in our markets and the strength of our people,” said Jones.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales increased 2.9 percent to $980.2 million in the third quarter of fiscal 2017. The increase in sales was primarily due to higher aerial work platform sales, offset in part by lower telehandler sales.

Access equipment segment operating income increased 6.6 percent to $130.2 million, or 13.3 percent of sales, in the third quarter of fiscal 2017 compared to $122.1 million, or 12.8 percent of sales, in the third quarter of fiscal 2016. Excluding restructuring-related charges, access equipment segment adjusted(1) operating income in the third quarter of fiscal 2017 increased 15.3 percent to $140.8 million, or 14.4 percent of sales. The increase in adjusted(1) operating income was primarily due to the impact of higher sales volume, a more favorable product mix and more efficient material usage.

Defense — Defense segment net sales for the third quarter of fiscal 2017 increased 82.6 percent to $482.7 million. The increase in sales was primarily due to international Mine Resistant Ambush Protected-All Terrain Vehicle sales and the ramp-up of sales to the U.S. government under the Joint Light Tactical Vehicle program, offset in part by lower sales to the U.S. government under the Family of Medium Tactical Vehicles program.

Defense segment operating income increased 226.7 percent to $62.4 million, or 12.9 percent of sales, in the third quarter of fiscal 2017 compared to $19.1 million, or 7.2 percent of sales, in the third quarter of fiscal 2016. The increase in operating income was largely due to the impact of higher sales volume.

Fire & Emergency — Fire & emergency segment net sales for the third quarter of fiscal 2017 increased 13.8 percent to $282.9 million. Sales in the third quarter of fiscal 2017 benefited from higher domestic fire apparatus deliveries as a result of increased production rates, the timing of international fire apparatus deliveries and improved pricing.

Fire & emergency segment operating income increased 56.3 percent to $30.8 million, or 10.9 percent of sales, in the third quarter of fiscal 2017 compared to $19.7 million, or 7.9 percent of sales, in the third quarter of fiscal 2016. The increase in operating income was primarily a result of improved pricing and the impact of higher sales volume.

Commercial — Commercial segment net sales increased 2.5 percent to $295.2 million in the third quarter of fiscal 2017. The increase in sales was primarily due to higher refuse collection vehicle unit volume.

Commercial segment operating income decreased 9.2 percent to $21.6 million, or 7.3 percent of sales, in the third quarter of fiscal 2017 compared to $23.8 million, or 8.3 percent of sales, in the third quarter of fiscal 2016. The decrease in operating income was primarily a result of operational inefficiencies associated with changes in production volumes.

Corporate — Corporate operating costs decreased $4.8 million in the third quarter of fiscal 2017 to $33.1 million due primarily to improved operating results related to a corporate-led manufacturing facility, which incurred higher start-up costs during the third quarter of fiscal 2016.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $1.4 million to $13.9 million in the third quarter of fiscal 2017.

Provision for Income Taxes — The Company recorded income tax expense of $70.1 million in the third quarter of fiscal 2017, or 35.3 percent of pre-tax income, compared to $48.4 million, or 36.6 percent of pre-tax income, in the third quarter of fiscal 2016. Excluding the impact of restructuring-related charges, adjusted(1) income tax expense in the third quarter of fiscal 2017 was $69.5 million, or 33.2 percent of adjusted(1) pre-tax income. The Company recorded $3.9 million of discrete tax benefits in the third quarter of fiscal 2017. The Company recorded a year-to-date adjustment in the third quarter of fiscal 2016 to increase tax expense as a result of a higher estimated mix of domestic income versus lower-tax rate foreign income.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2017 of $4.87 billion and net income of $192.1 million, or $2.54 per diluted share. This compares with net sales of $4.52 billion and net income of $154.9 million, or $2.08 per diluted share, in the first nine months of the prior year. Excluding $24.9 million of after-tax restructuring-related charges in the access equipment segment, adjusted(1) net income for the first nine months of fiscal 2017 was $217.0 million, or $2.87 per diluted share. Improved performance in the defense, fire & emergency and access equipment segments and lower start-up costs for a corporate-led manufacturing facility were partially offset by lower results in the commercial segment and higher incentive compensation expense.

Fiscal 2017 Expectations

The Company increased its fiscal 2017 diluted earnings per share estimate range to $3.33 to $3.43 on projected net sales of approximately $6.75 billion and estimated operating income of $439 million to $449 million. The Company also increased its fiscal 2017 adjusted(1) diluted earnings per share estimate range to $3.80 to $3.90 on adjusted(1) operating income of $480 million to $490 million. The adjusted(1) diluted earnings per share and adjusted(1) operating income estimates exclude the impact of expected access equipment segment restructuring-related charges.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.21 per share of Common Stock. The dividend will be payable on September 1, 2017, to shareholders of record as of August 18, 2017.

Conference Call

The Company will comment on its fiscal 2017 third quarter earnings and its full-year fiscal 2017 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Founded in 1917, Oshkosh Corporation is 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.

Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$2,036.9	$1,747.5	$4,866.6	$4,523.8
Cost of sales	1,650.0	1,432.9	4,018.7	3,767.1
Gross income	386.9	314.6	847.9	756.7

Operating expenses:
Selling, general and administrative	163.9	154.7	484.7	448.7
Amortization of purchased intangibles	11.1	13.1	34.7	39.5
Total operating expenses	175.0	167.8	519.4	488.2
Operating income	211.9	146.8	328.5	268.5

Other income (expense):
Interest expense	(15.3)	(15.8)	(45.1)	(46.0)
Interest income	1.4	0.5	3.2	1.5
Miscellaneous, net	0.6	0.8	3.1	(0.2)
Income before income taxes and equity in earnings of unconsolidated affiliates	198.6	132.3	289.7	223.8
Provision for income taxes	70.1	48.4	98.9	70.4
Income before equity in earnings of unconsolidated affiliates	128.5	83.9	190.8	153.4
Equity in earnings of unconsolidated affiliates	0.1	0.3	1.3	1.5
Net income	$128.6	$84.2	$192.1	$154.9

Earnings per share attributable to common shareholders:
Basic	$1.72	$1.15	$2.57	$2.11
Diluted	1.69	1.13	2.54	2.08

Basic weighted-average shares outstanding	74,806,775	73,390,624	74,593,065	73,526,081
Dilutive stock options and other equity-based compensation awards	1,086,050	876,338	1,092,479	803,060
Diluted weighted-average shares outstanding	75,892,825	74,266,962	75,685,544	74,329,141

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$373.2	$321.9
Receivables, net	1,182.3	1,021.9
Inventories, net	1,410.7	979.8
Other current assets	84.0	93.9
Total current assets	3,050.2	2,417.5
Property, plant and equipment:
Property, plant and equipment	1,152.3	1,110.6
Accumulated depreciation	(708.9)	(658.5)
Property, plant and equipment, net	443.4	452.1
Goodwill	1,006.5	1,003.5
Purchased intangible assets, net	518.8	553.5
Other long-term assets	73.7	87.2
Total assets	$5,092.6	$4,513.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$18.0	$20.0
Accounts payable	686.9	466.1
Customer advances	559.4	471.8
Payroll-related obligations	167.0	147.9
Other current liabilities	341.8	261.8
Total current liabilities	1,773.1	1,367.6
Long-term debt, less current maturities	812.5	826.2
Other long-term liabilities	327.9	343.5
Commitments and contingencies
Shareholders’ equity	2,179.1	1,976.5
Total liabilities and shareholders’ equity	$5,092.6	$4,513.8

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2017	2016
Operating activities:
Net income	$192.1	$154.9
Depreciation and amortization	97.3	95.9
Stock-based compensation expense	16.8	16.0
Deferred income taxes	3.8	(4.5)
Gain on sale of assets	(5.2)	(7.6)
Foreign currency transaction losses	2.1	0.1
Other non-cash adjustments	0.4	0.7
Changes in operating assets and liabilities	(183.4)	(92.0)
Net cash provided by operating activities	123.9	163.5

Investing activities:
Additions to property, plant and equipment	(45.2)	(62.3)
Additions to equipment held for rental	(26.3)	(30.9)
Proceeds from sale of equipment held for rental	42.3	33.7
Other investing activities	(1.4)	(1.5)
Net cash used by investing activities	(30.6)	(61.0)

Financing activities:
Net increase (decrease) in short-term debt	3.0	(16.5)
Proceeds from issuance of debt	—	323.5
Repayments of debt	(20.0)	(278.5)
Repurchases of common stock	(3.0)	(101.7)
Dividends paid	(47.1)	(41.9)
Proceeds from exercise of stock options	34.2	8.8
Excess tax benefit from stock-based compensation	—	1.3
Net cash used by financing activities	(32.9)	(105.0)

Effect of exchange rate changes on cash	(9.1)	5.1
Increase in cash and cash equivalents	51.3	2.6
Cash and cash equivalents at beginning of period	321.9	42.9
Cash and cash equivalents at end of period	$373.2	$45.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended June 30,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$583.1	$—	$583.1	$511.4	$—	$511.4
Telehandlers	202.9	—	202.9	266.6	—	266.6
Other	194.2	—	194.2	174.5	—	174.5
Total access equipment	980.2	—	980.2	952.5	—	952.5

Defense	482.2	0.5	482.7	264.0	0.3	264.3

Fire & emergency	278.9	4.0	282.9	244.2	4.3	248.5

Commercial
Concrete placement	158.5	—	158.5	164.6	—	164.6
Refuse collection	107.8	—	107.8	96.5	—	96.5
Other	27.3	1.6	28.9	25.7	1.1	26.8
Total commercial	293.6	1.6	295.2	286.8	1.1	287.9
Corporate & eliminations	2.0	(6.1)	(4.1)	—	(5.7)	(5.7)
	$2,036.9	$—	$2,036.9	$1,747.5	$—	$1,747.5

	Nine Months Ended June 30,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,186.2	$—	$1,186.2	$1,128.5	$—	$1,128.5
Telehandlers	457.8	—	457.8	593.1	—	593.1
Other	548.6	—	548.6	515.0	—	515.0
Total access equipment	2,192.6	—	2,192.6	2,236.6	—	2,236.6

Defense	1,222.1	1.2	1,223.3	877.7	1.6	879.3

Fire & emergency	741.5	11.4	752.9	686.8	9.6	696.4

Commercial
Concrete placement	355.6	—	355.6	348.2	—	348.2
Refuse collection	279.1	—	279.1	295.0	—	295.0
Other	71.1	4.6	75.7	79.5	2.2	81.7
Total commercial	705.8	4.6	710.4	722.7	2.2	724.9
Corporate & eliminations	4.6	(17.2)	(12.6)	—	(13.4)	(13.4)
	$4,866.6	$—	$4,866.6	$4,523.8	$—	$4,523.8

OSHKOSH CORPORATION

SEGMENT INFORMATION (continued)

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating income (loss):
Access equipment	$130.2	$122.1	$196.7	$218.2
Defense	62.4	19.1	134.9	70.1
Fire & emergency	30.8	19.7	69.6	44.7
Commercial	21.6	23.8	32.2	49.9
Corporate	(33.1)	(37.9)	(104.9)	(114.4)
	$211.9	$146.8	$328.5	$268.5

	June 30,
	2017	2016
Period-end backlog:
Access equipment	$523.0	$374.6
Defense	1,904.9	2,288.3
Fire & emergency	894.1	852.8
Commercial	333.5	206.3
	$3,655.5	$3,722.0

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months	Nine Months
	Ended	Ended
	June 30, 2017

Adjusted access equipment segment operating income (Non-GAAP)	$140.8	$224.5
Restructuring-related costs	(10.6)	(27.8)
Access equipment segment operating income (GAAP)	$130.2	$196.7

Adjusted consolidated operating income (Non-GAAP)	$222.5	$356.3
Restructuring-related costs	(10.6)	(27.8)
Consolidated operating income (GAAP)	$211.9	$328.5

Adjusted provision for income taxes (Non-GAAP)	$69.5	$101.8
Income tax expense (benefit) for restructuring-related costs	0.6	(2.9)
Provision for income taxes (GAAP)	$70.1	$98.9

Adjusted net income (Non-GAAP)	$139.8	$217.0
Restructuring-related costs, net of tax	(11.2)	(24.9)
Net income (GAAP)	$128.6	$192.1

Adjusted diluted earnings per share (Non-GAAP)	$1.84	$2.87
Restructuring-related costs, net of tax	(0.15)	(0.33)
Diluted earnings per share (GAAP)	$1.69	$2.54

	Fiscal 2017 Expectations
	Low	High

Adjusted operating income (Non-GAAP)	$480.0	$490.0
Restructuring-related costs	(41.0)	(41.0)
Operating income (GAAP)	$439.0	$449.0

Adjusted diluted earnings per share (Non-GAAP)	$3.80	$3.90
Restructuring-related costs	(0.47)	(0.47)
Diluted earnings per share (GAAP)	$3.33	$3.43

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